ASSUMPTION AGREEMENT

     THIS ASSUMPTION AGREEMENT ("the Agreement") is made this 16th day of December, 1997, between AKS ENERGY CORPORATION, a Delaware Corporation ("AKS") and MILLER PETROLEUM, INC.
                             RECITALS
     WHEREAS, Miller and AKS are parties to a Purchase Agreement (the "Purchase Agreement), dated November 21, 1997, for the sale and purchase of certain working and ownership interest in oil and gas properties, leases, wells and pipelines (the "Assets" as defined in the Purchase Agreement); and,
     WHEREAS, the Purchase Agreement requires Miller to execute and deliver this Agreement to AKS.
     NOW, THEREFORE, in consideration as more fully set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Miller does hereby covenant and agree as follows:
     1.   Assumed Obligations.     Miller hereby assumes and agrees timely to
perform the Assumed Obligations as more fully set forth in Exhibit "A", attached hereto and incorporated herein by reference.
     2.   Miller's Indemnification of AKS.   Miller hereby indemnifies and
agrees to defend and hold harmless AKS from and against any and all costs, expenses and damages arising from any breach or failure of Miller to observe or perform any of the Assumed Obligations.

     3.   Claims.   As a condition to liability of Miller hereunder, AKS
shall notify Miller, in writing, of any claim ("Claim") covered by this Agreement within a reasonable time after the assertion thereof by AKS against Miller. In the event of such a notice of a Claim by AKS to Miller, Miller shall have ten (10) days after receipt thereof in which to undertake the defense of the Claim on behalf of itself and AKS. If Miller so undertakes to defend said Claim on behalf of itself and AKS, it shall retain and pay counsel to conduct such defense. Such counsel shall be subject to the approval of AKS, which approval shall not be unreasonably withheld or delayed. AKS may employ its own counsel to work with Miller's counsel in connection with the defense of said Claim, but AKS shall pay all fees and disbursements of said counsel. Miller may settle the Claim, without the consent of AKS, to the extent the settlement does not bind AKS or impose any obligation on AKS. If AKS would have any liability for the payment and/or performance of any settlement, AKS' written consent thereto must be obtained by Miller in order for said settlement to be binding upon AKS.
     If Miller refuses or fails to so undertake to defend the Claim, AKS may defend the same on its own behalf, may retain and pay counsel to conduct such defense and may settle the Claim, without the consent of Miller. Miller shall then reimburse AKS (a) for all reasonable costs, including court costs and reasonable attorneys' fees, incurred by AKS in connection with said defense and/or any such settlement, (b) for all sums paid by AKS in accordance with any such settlement, and (c) for all sums paid pursuant to any judgment entered against AKS in connection therewith.



     IN WITNESS WHEREOF, Miller has caused this Agreement to be properly executed and delivered as of the day and year first above written.

                              Miller Petroleum, Inc.

                              By:/S/Deloy Miller
                              Its: President



                              AKS Energy Corporation

                              By:/s/Ronnie Griffith
                              Its: President